Exhibit 99.2


                                 Press Release


Hilb, Rogal and Hamilton Company                       Contact:  Andrew L. Rogal
4235 Innslake Drive, P.O. Box 1220                        Phone:  (804) 747-6500
Glen Allen, Virginia  23060-1220                            Fax:  (804) 747-6046

                                               Phoenix Contact: Alice S. Ericson
                                                           Phone: (860) 403-5946
                                                           Fax:   (860) 403-7887

                             For Immediate Release

May 3, 1999

                   HILB, ROGAL AND HAMILTON COMPANY COMPLETES
                   ACQUISITION OF AMERICAN PHOENIX CORPORATION

Richmond, Virginia----Hilb, Rogal and Hamilton Company (HRH) today announced the completion of its acquisition of American Phoenix Corporation (American Phoenix) from Phoenix Home Life Mutual Insurance Company (Phoenix Home Life).

American Phoenix is a property and casualty insurance brokerage firm which generated revenues of approximately $73 million in 1998 through its network of 16 branch offices. HRH purchased American Phoenix for approximately $49 million in cash, $32 million (principal amount) of convertible notes, and 1.0 million shares of Common Stock.

President and Chief Executive Officer Andrew L. Rogal said, "We are delighted to join forces with American Phoenix, strengthening the positions of both companies in our competitive, consolidating industry. The acquisition increases HRH's middle market distribution capabilities, and provides a variety of opportunities to build and diversify the revenue base and enhance the efficiency of our combined operations. We believe the transaction significantly improves HRH's prospects for earnings growth."

The Company cautions readers that the statements contained herein regarding the Company's future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission.

Hilb, Rogal and Hamilton Company provides insurance agency services to a wide spectrum of clients through a network of more than 70 insurance agencies in the United States. The Company is traded on the New York Stock Exchange, symbol HRH, and is ranked as the 7th largest United States insurance agency.